Exhibit 10.34

EXECUTION COPY

AMENDMENT No. 2 of AMENDED AND RESTATED

BASE LNG SALE AND PURCHASE AGREEMENT

THIS AMENDMENT NO. 2 OF AMENDED AND RESTATED BASE LNG SALE AND PURCHASE AGREEMENT (this “Amendment”), dated December 27, 2016, is hereby entered into by and between Corpus Christi Liquefaction, LLC, a Delaware limited liability company whose principal place of business is located at 700 Milam St., Suite 1900, Houston, TX 77002 (“Seller” or “CCLNG”), and Cheniere Marketing International LLP, a limited liability partnership registered in England and Wales whose principal place of business is located at Berkeley Square House, Fifth Floor, Berkeley Square, London W1J 6BY (United Kingdom) (“Buyer”). Buyer and Seller are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS, Buyer and Seller entered into that certain Amended and Restated Base LNG Sale and Purchase Agreement (FOB) dated 28 November 2014 (as amended prior to the date hereof, the “Agreement”);

WHEREAS, Buyer and Seller entered into that certain Amendment No. 1 of Amended and Restated Base LNG Sale and Purchase Agreement dated 26 June 2015;

WHEREAS, Buyer and Seller desire to amend the terms of the Agreement as set forth herein; and

WHEREAS, this Amendment is hereby entered into by the Parties pursuant to Section 24.4 of the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements made herein, the Parties, intending to be legally bound, hereby agree as follows:

AGREEMENT

1.	Definitions. Capitalized terms used in or incorporated into this Amendment but not defined herein shall have the meaning provided in the Agreement.

2.	Amendments.

2.1.	The following definitions are inserted in alphabetical order in Section 1.1 of the Agreement:

ACQ Reduction Cargo:	as defined in Section 5.1.8(d)(ii);

ACQ Reduction CP:	as defined in Section 5.1.8(a)(ii);

ACQ Reduction Date:	as defined in Section 5.1.8(a);

ACQ Reduction Quantity:	as defined in Section 5.1.8(d)(i);

Contingent SPA:	as defined in Section 5.1.8(a)(i);

Contingent SPA ACQ:	as defined in Section 5.1.8(a)(ii);

Downstream Customer:	as defined in Section 5.1.8(a)(i);

Downstream SPA:	as defined in Section 5.1.8(a)(i);

Transition Year
ACQ Reduction Quantity:	as defined in Section 5.1.8(a);

2.2.	The following provisions are inserted in the Agreement immediately after Section 5.1.7 thereof:

5.1.8	ACQ Reductions.

(a)	If:

(i)	Seller has entered into an LNG sale and purchase agreement (“Contingent SPA”) with a Person (“Downstream Customer”) that has entered into an LNG sale and purchase agreement (“Downstream SPA”) to buy LNG from Buyer, and the Downstream SPA has been terminated, and the CMILLP Foundation Customer SPA was not in force and effect immediately prior to such termination of the Downstream SPA;

(ii)

the effectiveness of the Contingent SPA is conditioned upon conditions precedent including (A) in connection with the termination of the Downstream SPA, (I) if the CMILLP Foundation Customer SPA was in force and effect immediately prior to the termination of the Downstream SPA, then the CMILLP Foundation Customer SPA has terminated or the annual contract quantity thereunder has been reduced by the annual contract quantity under the Contingent SPA (“Contingent SPA ACQ”), or the annual contract quantity under the CMILLP Foundation Customer SPA has become subject to a netback sale of the difference between the adjusted annual contract quantity thereunder and the adjusted annual contract quantity that would have applied under the CMILLP Foundation Customer SPA if the annual contract quantity thereunder had been reduced by the Contingent SPA ACQ, or (II) if the CMILLP Foundation Customer SPA was not in force and effect immediately prior to the termination of the Downstream SPA, then this Agreement has terminated or the ACQs under this Agreement for the then-current Contract Year and the subsequent Contract Year, if already scheduled, have been reduced by the Contingent SPA ACQ, or such ACQs under this Agreement have become subject to a netback sale of the difference between such ACQs and the ACQs that would have applied hereunder if the ACQs hereunder had been reduced by the Contingent SPA ACQ (such condition precedent, the “ACQ Reduction CP”) and (B) either: (I) Downstream Customer has issued a notice of termination of the Downstream SPA for any one of the following reasons, and as a result thereof, the Downstream SPA has terminated: (x) a Bankruptcy Event (or similar event) has occurred with respect to Buyer; (y) Buyer fails to pay or cause to be paid any amount or amounts in the aggregate due that are in excess of a certain amount for a certain period following the relevant due date thereunder; or (z) Buyer fails to make available and is not deemed to make available fifty percent (50%) of the cargoes scheduled thereunder in any given twelve (12) Month period; or (II) Buyer has issued a notice of termination of the Downstream SPA for the following reason, and as a result thereof, the Downstream SPA has terminated: Buyer fails to pay or cause to be paid any amount or amounts in the aggregate due that are in excess of a certain amount for a certain period following the due date of the relevant invoice;

(iii)	the cumulative quantity of LNG to be sold during all contract years under the Contingent SPA, assuming the Contingent SPA becomes fully effective on January 1, 2020 and assuming Seller elects the maximum quantity reduction permitted thereunder for maintenance of the Corpus Christi Facility on substantively the same terms as those set forth in Section 5.4 of the CMILLP Foundation Customer SPA, does not exceed the cumulative quantity of LNG to be sold during all contract years under the Downstream SPA, as increased to account for a reasonable additional quantity for boil-off during transportation;

(iv)	all conditions precedent under the Contingent SPA, other than the ACQ Reduction CP, have been satisfied or waived in accordance with the terms of the Contingent SPA (as evidenced by written notice by Seller to Buyer); and

(v)	for any condition precedent under the Contingent SPA that Seller has waived (if any), Buyer has consented in writing to such waiver;

(the date, if any, on which all of the foregoing requirements (i) to (v) have first been satisfied, being the “ACQ Reduction Date”), then the

ACQ for the then-current Contract Year and the ACQ for the subsequent Contract Year, if the ADP has already been issued for such Contract Year, shall be amended as follows for all purposes of this Agreement: (x) the ACQ for the then-current Contract Year shall be reduced by a quantity (“Transition Year ACQ Reduction Quantity”) equal to the Contingent SPA ACQ, multiplied by the number of Days in such Contract Year on and after the ACQ Reduction Date, divided by the total number of Days in such Contract Year, and (y) the ACQ for the subsequent Contract Year, if the ADP has already been issued for such Contract Year, shall be reduced by the Contingent SPA ACQ.

(b)	If the ACQ is reduced pursuant to Section 5.1.8(a), Seller shall within fifteen (15) Days after the ACQ Reduction Date issue to Buyer an amended ADP and Ninety Day Schedule for the then-current Contract Year (and for the next Contract Year, if the ADP has already been issued for such Contract Year) that eliminates sufficient cargoes to bring the sum of the Scheduled Cargo Quantities of the remaining cargoes scheduled in each such Contract Year below (but not more than one full cargo lot below) the reduced ACQ. If any Delivery Window had been scheduled to occur during the period of fifteen (15) Days after the ACQ Reduction Date, Seller shall notify Buyer as soon as reasonably practicable prior the start of such Delivery Window whether the applicable cargo is being included in the amended ADP and Ninety Day Schedule. The provisions of Section 8.3 shall not apply to any amendments to the ADP or Ninety Day Schedule pursuant to this Section 5.1.8(b).

(c)	The Parties hereby agree that for purposes of 11 U.S.C. Section 556 (if and when such provision may be applicable), any ACQ reduction pursuant to Section 5.1.8(a) shall be treated as a liquidation, termination or acceleration of this Agreement with respect to a quantity of LNG equal to the Contingent SPA ACQ (or applicable portion thereof, for the Contract Year in which the ACQ Reduction Date occurs) (and only that quantity). It is intended by the Parties that in the event of such a reduction by a Party that is not a debtor in a case under the Bankruptcy Code, that Party will, with respect to a quantity of LNG equal to the Contingent SPA ACQ (or applicable portion thereof, for the Contract Year in which the ACQ Reduction Date occurs), have all of the rights allowed to a forward contract merchant under 11 U.S.C. Section 556.

(d)

If, notwithstanding Section 5.1.8(c), a court having jurisdiction determines that Seller does not have with respect to a quantity of LNG equal to the Contingent SPA ACQ (or applicable portion thereof, for the Contract Year in which the ACQ Reduction Date occurs) (but only as to that quantity) the rights provided under 11 U.S.C. Section 556 for a forward contract merchant to liquidate, terminate or accelerate an obligation, then in such event (but only in such event):

(i)	for the Contract Year in which the ACQ Reduction Date occurs and for the next Contract Year, if the ADP has already been issued for such Contract Year, the difference between (A) the ACQ for such Contract Year, and (B) the ACQ that would have applied to such Contract Year if the ACQ had been reduced at all times since the ACQ Reduction Date by the Contingent SPA ACQ (prorated for the Contract Year in which the ACQ Reduction Date occurs), shall be the “ACQ Reduction Quantity” for such Contract Year;

(ii)	Seller shall within fifteen (15) Days after the ACQ Reduction Date issue to Buyer an amended ADP and Ninety Day Schedule for the then-current Contract Year (and for the next Contract Year, if the ADP has already been issued for such Contract Year), in all cases that identifies individual cargoes as cargoes consisting entirely of LNG that is part of the ACQ Reduction Quantity (each, an “ACQ Reduction Cargo”) or as non-ACQ Reduction Cargoes to bring the sum of the Scheduled Cargo Quantities of all non-ACQ Reduction Cargoes scheduled in the then-current Contract Year below (but not more than one full cargo lot below) a quantity equal to the ACQ less the Transition Year ACQ Reduction Quantity, and to bring the sum of the Scheduled Cargo Quantities of all non-ACQ Reduction Cargoes scheduled in the next Contract Year, if the ADP has already been issued for such Contract Year, below (but not more than one full cargo lot below) a quantity equal to the ACQ less the Contingent SPA ACQ, in all cases such that the cumulative quantity of LNG under the non-ACQ Reduction Cargoes is scheduled on a reasonably even and ratable basis throughout the relevant Contract Year, taking into consideration planned maintenance at the Corpus Christi Facility, and if any Delivery Window had been scheduled to occur during the period of fifteen (15) Days after the ACQ Reduction Date, Seller shall notify Buyer as soon as reasonably practicable prior the start of such Delivery Window whether the applicable cargo is an ACQ Reduction Cargo, and the provisions of Section 8.3 shall not apply to any amendments to the ADP or Ninety Day Schedule pursuant to this Section 5.1.8(d)(ii); and

(iii)	this Agreement will be deemed to provide that, with respect to each ACQ Reduction Cargo that is or is to be purchased by Buyer hereunder, Buyer will sell to Seller a cargo of LNG, such sale to Seller to be at the same time, for the same quantity and at the same price as the sale by Seller of such ACQ Reduction Cargo to Buyer, and such sale and purchase obligations and payment obligations of the Parties hereunder with respect to the quantities of each ACQ Reduction Cargo (and only such quantities) will be netted against each other to the effect that the net obligation of each Party is zero with respect to (and only to) the quantities of each ACQ Reduction Cargo, and in addition, neither Party will have any obligation to make available or deliver any product to the other with respect to (and only with respect to) the quantities of each ACQ Reduction Cargo, because the obligations will have cancelled each other out.

This Section 5.1.8(d) represents a netting agreement within the meaning of 11 U.S.C. Section 561.

3.	Miscellaneous

a.	Force and Effect. All provisions of the Agreement not specifically amended hereby shall remain in full force and effect.

b.	Further Assurances. Each Party hereby agrees to take all such action as may be necessary to effectuate fully the purposes of this Amendment, including causing this Amendment or any document contemplated herein to be duly registered, notarized, attested, consularized and stamped in any applicable jurisdiction.

c.	Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York (United States of America) without regard to principles of conflict of laws that would specify the use of other laws.

d.	Confidentiality; Dispute Resolution; Immunity. The provisions of Section 19 (Confidentiality), Section 21.1 (Dispute Resolution), and Section 21.4 (Immunity) of the Agreement shall apply in this Amendment as if incorporated herein mutatis mutandis on the basis that references therein to the Agreement are to this Amendment.

e.	Entire Agreement. The Agreement, as amended by this Amendment, constitutes the entire agreement between the Parties, and includes all promises and representations, express or implied, and supersedes all other prior agreements and representations, written or oral, between the Parties relating to the subject matter thereof.

f.	Amendments and Waiver. This Amendment may not be supplemented, amended, modified or changed except by an instrument in writing signed by all Parties. A Party shall not be deemed to have waived any right or remedy under this Amendment by reason of such Party’s failure to enforce such right or remedy.

g.	Successors. The terms and provisions of this Amendment shall inure to the benefit of and shall be binding upon the Parties and their respective successors and permitted assigns.

h.	Severability. If a court of competent jurisdiction or arbitral tribunal determines that any clause or provision of this Amendment is void, illegal, or unenforceable, the other clauses and provisions of the Amendment shall remain in full force and effect and the clauses and provisions which are determined to be void, illegal, or unenforceable shall be limited so that they shall remain in effect to the maximum extent permissible by law.

i.	No Third Party Beneficiaries. Except as expressly contemplated by the Agreement, nothing in this Amendment shall entitle any party other than the Parties to this Amendment to any claim, cause of action, remedy or right of any kind.

j.	Counterparts. This Amendment may be executed by signing the original or a counterpart thereof (including by facsimile or email transmission). If this Amendment is executed in counterparts, all counterparts taken together shall have the same effect as if the undersigned parties hereto had signed the same instrument.

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EXECUTION COPY

IN WITNESS WHEREOF, each of the undersigned Parties has caused this Amendment to be executed as of the date first above written.

SELLER:	BUYER:

CORPUS CHRISTI LIQUEFACTION, LLC	CHENIERE MARKETING INTERNATIONAL LLP

	By:	CHENIERE MARKETING, LLC,
its managing member

/s/ Corey Grindal	/s/ Renato Pereira
Name: Corey Grindal	Name: Renato Pereira
Title: Vice President, Supply	Title: Vice President, Origination

[Signature Page to Amendment No. 2 of Amended and Restated Base LNG Sale and Purchase Agreement]